EXHIBIT 99.1

Heritage Oaks Bancorp Reports First Quarter Results

PASO ROBLES, Calif., April 30, 2015 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp ("Heritage Oaks" or the "Company") (Nasdaq:HEOP), a bank holding company and parent of Heritage Oaks Bank (the "Bank"), reported net income available to common shareholders of $4.1 million, or $0.12 per dilutive common share, for the first quarter of 2015 compared to net loss available to common shareholders of $1.8 million, or $0.06 per dilutive common share, for the first quarter of 2014 and net income available to common shareholders of $4.2 million, or $0.13 per dilutive common share for the fourth quarter of 2014. The increase in net income for the first quarter of 2015 as compared to the same quarter a year earlier was primarily due to $7.1 million of merger, restructure and integration costs related to the February 28, 2014 acquisition of Mission Community Bancorp ("MISN" or the "MISN Transaction"). Net income available to common shareholders declined by $0.1 million compared to the prior quarter.

First Quarter 2015 Highlights

  Gross loans grew by $13.8 million, or 1.2%, to $1.21 billion at March 31, 2015, compared to $1.19 billion at December 31, 2014, and by $93.2 million, or 8.4% compared to $1.11 billion, at March 31, 2014. New loan production totaled $104.9 million for the first quarter, 2015; $40.0 million of new loan production was mortgage loans originated for sale. Portfolio production of $64.9 million, and increased line utilization during the quarter, was offset by $51.9 million of loan prepayments, and scheduled repayments on existing loans. First quarter loan growth was lower than the 3.6% growth reported for the linked quarter, primarily due to the 65% increase in loan prepayment levels during the first quarter of 2015, compared to the $31.4 million reported for the linked quarter. We have however, experienced declining prepayment levels in March and that trend has continued into April.

  Total deposits grew $94.4 million, or 6.9%, to $1.46 billion at March 31, 2015, compared with $1.37 billion a year earlier, and by $65.5 million, or 4.7%, during the quarter ended March 31, 2015.  Non-interest bearing demand deposits grew 4.9% to $484.1 million compared to the year-end 2014 balance, and represent 33.2% of total deposits at March 31, 2015 compared to 32.5% of total deposits at March 31, 2014.  The cost of deposits remained unchanged at 0.25% for the first quarter of 2015 compared to the prior quarter, and declined 5 basis points compared to 0.30% for the first quarter of 2014.

  The allowance for loan and lease losses ("ALLL") as a percentage of gross loans declined from 1.61% at March 31, 2014 to 1.40% at March 31, 2015. The decline in our ALLL as a percentage of gross loans over the last twelve months has been driven by the growth in our loan portfolio, a decrease in our historical loss percentages, and the decline in the amount of specific loan reserves required for impaired loans. The combined un-accreted MISN purchase discounts and ALLL represent 1.95% of gross loans as of March 31, 2015 compared to 2.04% as of year-end 2014.

  Regulatory capital ratios for the Bank at March 31, 2015 were 10.01% for Tier 1 Leverage Capital, and 13.90% for Total Risk Based Capital. Basel III guidance, which became effective for the Company, and the Bank on January 1, 2015, requires a new capital ratio that measures our common equity as a percentage of our total risk weighted assets. The Bank's Common Equity Tier One Capital to Total Risk Weighted Assets ratio was 12.65% as of March 31, 2015.

  Tangible book value per common share was $5.03 at March 31, 2015 compared to $4.92 at December 31, 2014, and $4.61 at March 31, 2014.

  On April 29, 2015 the board of directors declared a dividend of $0.06 per common share for shareholders of record as of May 15, 2015, which is payable to our common shareholders and to the holders of our Series C Preferred Stock on June 1, 2015.

"We are pleased that we exceeded our goals for portfolio loan production during the first quarter however, the decline in longer term rates combined with increased competition, resulted in increased loan prepayments, which negatively impacted our loan growth. The low rate environment however, positively impacted our mortgage business. Mortgage loans originated for sale doubled compared to the prior quarter. We are also encouraged by our successful deposit gathering activity during the first quarter. We continue to attract new relationships, which further contribute to our core franchise value," stated Simone Lagomarsino, President and Chief Executive Officer of Heritage Oaks Bancorp. Ms. Lagomarsino continued, "I am proud to announce that our board declared our fourth consecutive quarterly cash dividend of $0.06 per share, which represents an increase of $0.01 per share compared to the prior two quarters. We have also continued our efforts to strengthen our Bank Secrecy Act and Anti-Money Laundering program, as part of our work to address the issues identified in the Consent Order."

Net Income (Loss) Available to Common Shareholders

Net income available to common shareholders for the first quarter of 2015 was $4.1 million, or $0.12 per diluted common share, compared with a net loss of $1.8 million, or $0.06 per diluted common share, for the first quarter of 2014. Net income available to common shareholders for the quarter ended December 31, 2014 was $4.2 million, or $0.13 per diluted common share.

Pre-tax net income was $6.7 million for the first quarter of 2015, unchanged from the prior quarter. Compared to the linked quarter, non-interest income increased during the first quarter of 2015; however, this increase was completely offset by an increase in non-interest expense and a decline in net interest income.

Net Interest Income

Net interest income was $15.5 million, or 3.92% of average interest earning assets ("net interest margin"), for the first quarter of 2015 compared with $12.5 million, or a 3.98% net interest margin, for the same period a year earlier, and $15.7 million, or a 3.95% net interest margin, for the quarter ended December 31, 2014.

Net interest income decreased for the quarter ended March 31, 2015, as compared to the fourth quarter of 2014, by $228 thousand due to the following factors: lower securities interest income of $216 thousand driven by a decline in the average balance and yield of the investment portfolio, and an increase in borrowing costs of $108 thousand attributable to an increase in the balance of long-term Federal Home Loan Bank ("FHLB") borrowings. These negative linked quarter variances were partially offset by a $77 thousand increase in loan interest income. This increase is attributable to growth in average loan balances during the first quarter, which was however, largely offset by the decrease attributable to the two extra days in the prior quarter compared to the first quarter, 2015.

Loan yields were unchanged at 5.12% for both the current and prior quarter.  However, purchased loan discount accretion helped elevate loan yields by 37 basis points for the first quarter, 2015 and 31 basis points for the linked quarter. We anticipate that the combined impact of the current low interest rate environment, increased competition for new commercial loans in the markets we serve, and declining levels of purchased loan discount accretion (as the acquired MISN loans pay down or prepay) will continue to drive net interest margin compression in the near term.

Provision for Loan and Lease Losses

No provisions for loan and lease losses were recorded for the three months ended March 31, 2015 and 2014, or the linked quarter ended December 31, 2014. The Company has not required a loan and lease loss provision since 2012 due to stabilization in the level of classified assets, a continual decline in historical loss percentages used to calculate the general reserve portion of the ALLL, declining levels of specific reserves for impaired loans, and a significant decrease in the amount of annualized net charge-off rates over the past two years. Net recoveries were $111 thousand for the quarter ended March 31, 2015 compared with net recoveries of $109 thousand for the same period a year earlier and $15 thousand for the linked quarter. There also was no required provision for loan and lease losses for MISN acquired loans during the first quarter of 2015 because the required ALLL associated with those loans declined from $1.0 million at the end of the prior quarter to $0.8 million at March 31, 2015.

Non-Interest Income

Non-interest income for the first quarter of 2015 was $3.0 million as compared to $1.8 million for the same period a year earlier, and $2.4 million for the linked quarter ended December 31, 2014. Compared to the linked quarter, non-interest income increased by $647 thousand primarily as a result of increases in the gain on sale of investment securities of $408 thousand, other income of $293 thousand, and mortgage banking revenue of $94 thousand. The increased gain on sale of investment securities for the first quarter was a byproduct of the repositioning activities made within our investment portfolio, which are more fully discussed in the "Balance Sheet" discussion on page 5 of this press release. The increase in other income was primarily attributable to increased recovery income from MISN loans which had no value at acquisition. Mortgage banking revenue increased due to elevated mortgage loan production levels in the first quarter of 2015. These increases were offset by a decline in deposit account service charge revenue of $148 thousand, which is attributable to both seasonal fluctuations and the exit of certain clients who do not fit our risk profile for depository customers.

Non-Interest Expense

Non-interest expense declined by $5.2 million, or 30.7%, to $11.8 million for the quarter ended March 31, 2015 compared to $17.0 million for the quarter ended March 31, 2014. Non-interest expense for the first quarter of 2015 increased by $428 thousand, or 3.8%, from $11.4 million for the linked quarter.

The decrease in non-interest expense for the first quarter of 2015 as compared to the first quarter a year ago was largely the result of $7.1 million of merger, restructure and integration costs recorded in the first quarter of 2014 related to the MISN Transaction.

The $428 thousand increase in non-interest expense during the first quarter of 2015, as compared to the prior quarter, was primarily attributable to increased salary and benefit costs, and to a lesser extent, an increase in professional services expenses. These expense increases were offset by decreases in merger, restructure and integration costs and other expenses. The $904 thousand linked quarter increase in salary and benefit costs was related to the following specific items: a $490 thousand increase in incentive compensation plan expense, attributable to an accrual reversal recorded in the prior quarter that resulted in negative incentive compensation plan expense for the fourth quarter of 2014; a $250 thousand increase in payroll tax expense related primarily to the reset of payroll taxes at the first of the year; a $184 thousand increase in mortgage commissions attributable to increased mortgage loan production levels; and a $124 thousand increase in vacation accrual expense, which is due to the seasonality of this expense.

These salary and benefit cost increases were partially offset by a $269 thousand increase in loan origination salary cost deferral, which was attributable primarily to increased mortgage loan production during the first quarter of 2015.

Professional services expense increased by $215 thousand on a linked quarter basis, and was primarily attributable to a $230 thousand increase in legal costs due both to on-going litigation, and to insurance reimbursements received during the prior quarter which resulted in negative legal expense for the fourth quarter of 2014. Other offsetting variances during the quarter within the professional services expense category included an increase in consulting and advisory expenses, and decreases in both other outside services, and audit and tax advisory costs.

Merger, restructure and integration costs were $373 thousand lower for the first quarter of 2015, as compared to the linked quarter, because the activities related to the MISN Transaction were substantially complete at the end of 2014. Other expenses declined by $230 thousand on a linked quarter basis due to reductions in the allowance for unfunded commitments, operating losses related to deposit accounts, and utilities expense.

Operating Efficiency

The Company's operating efficiency ratio increased to 64.13% for the first quarter of 2015 compared to 61.67% for the linked quarter. Our operating efficiency ratio for the quarter ended March 31, 2015 reflects the impact of the charges to non-interest expense discussed above. Total non-interest expense as a percentage of average assets, another measure of the Company's efficiency, was 2.75% for the first quarter of 2015 compared to 2.64% for the linked quarter ended December 31, 2014.

Income Taxes

Income tax expense (benefit) was $2.6 million for the quarter ended March 31, 2015 compared with $(1.1) million for the same period a year earlier. For the linked quarter ended December 31, 2014 income tax expense was $2.3 million. The Company's effective tax rate for the first quarter of 2015 was 39.1% compared with (37.9%) for the same period a year ago, and 35.0% for the linked quarter ended December 31, 2014. The increase in our effective tax rate for the first quarter of 2015 as compared to the linked quarter is primarily attributable to a decrease in the proportion of permanent tax differences, which lower our effective tax rate, to projected pre-tax earnings for 2015, as compared to 2014.

Balance Sheet

Total assets increased by $114.4 million, or 6.9%, to $1.8 billion at March 31, 2015 compared to March 31, 2014, and $66.5 million, or 3.9%, compared to December 31, 2014. Cash and cash equivalents increased $9.6 million, or 14.6%, to $75.5 million at March 31, 2015 compared to March 31, 2014, and $39.9 million, or 112.1%, compared to December 31, 2014. The increase in the Company's cash position is a result of successful deposit gathering efforts for the quarter.

Investment securities increased by $8.9 million, or 2.5% to $364.5 million, compared to $355.6 million at December 31, 2014. We continue to target a 2.5 to 3 year effective duration for the entire bond portfolio. During the first quarter we opted to sell bonds with more cash flow optionality, and therefore more extension risk, and redeployed the cash from these sales into securities with more stable cash flow profiles, and less extension risk.

Total gross loans increased by $93.2 million, or 8.4%, to $1.2 billion at March 31, 2015 compared to March 31, 2014, and increased $13.8 million, or 1.2%, compared to December 31, 2014. New loan production for the held for investment portfolio ("portfolio loans") was $64.9 million during the quarter ended March 31, 2015 an increase of $5.6 million, or 9.5%, as compared to the linked quarter. However, the Company experienced $51.9 million of loan payoffs at an average yield of 4.79% during the first quarter of 2015 representing a 65.4% increase compared to the linked quarter. A significant portion of such payoffs can be attributed to a further decline in long-term interest rates, and concurrent increase in competition for new loans in the markets we serve. Payoffs for the linked quarter ended December 31, 2014 were $31.4 million. The impact of these payoffs has somewhat muted the impact of higher portfolio loan production on loan growth for the first quarter of 2015. Average quarterly payoffs for the last three quarters of 2014 (after the close of the MISN Transaction) were $32.2 million per quarter, and we believe this average is more indicative of future quarterly payoff rates than the $51.9 million in payoffs we had for the first quarter of 2015.

Mortgage loans originated for sale for the first quarter of 2015 were $40.0 million, and increased by $25.3 million, or 172.3%, from $14.7 million reported for the quarter ended March 31, 2014. Compared to the linked quarter ended December 31, 2014, mortgage loans originated for sale increased by 100.6% from $20.0 million of production for the prior quarter.

Total deposits increased by $94.4 million, or 6.9%, to $1.46 billion as of March 31, 2015 from $1.37 billion at March 31, 2014, and grew by $65.5 million, or 4.7%, from $1.39 billion at December 31, 2014. Non-interest bearing deposits increased by $22.6 million, or 4.9%, during the first quarter of 2015, and by $40.2 million, or 9.1%, since March 31, 2014. Total shareholders' equity was $201.9 million at March 31, 2015 an increase of $15.3 million, or 8.2%, compared to March 31, 2014, and increased by $4.0 million, or 2.0%, compared to December 31, 2014.

Classified assets at March 31, 2015 totaled $51.6 million compared to $52.6 million at December 31, 2014, a $1.0 million or 2.0% decrease, and increased $3.4 million, or 7.1%, from $48.1 million at March 31, 2014. Non-performing assets were $12.3 million at March 31, 2015 compared to $10.5 million at December 31, 2014 representing a $1.7 million or 16.6% increase over the linked quarter end balance, and increased by $2.0 million, or 19.8%, from the $10.3 million balance reported at March 31, 2014. During the first quarter of 2015 a $1.5 million loan was placed on non-accrual, and was largely responsible for the linked quarter increase.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses ("ALLL") was $16.9 million, or 1.40% of total loans, at March 31, 2015 compared with $16.8 million, or 1.41% of total loans, at December 31, 2014 and $18.0 million, or 1.61%, at March 31, 2014. Total loans delinquent 30 to 89 days were 0.10% of total gross loans as of March 31, 2015.

Due to continued heightened concerns regarding the effects of the California drought upon our agribusiness loan customers and related businesses, the Bank has provided a qualitative allocation in its ALLL to address these concerns. The Bank currently has a $1.8 million qualitative factor allocation within its ALLL available for the anticipated impact of the drought on future loan losses, which allocation accounts for 10.7% of the total ALLL. Management will continue to monitor the drought as it relates to our agribusiness customers and the local economy and therefore, our ALLL.

As of March 31, 2015, MISN acquired loans have an allowance for loan and lease losses of $0.8 million or 0.33% of the remaining acquired MISN loan portfolio. The remaining un-accreted fair market value discount on MISN loans was $6.7 million at March 31, 2015 and represents 2.86% of the remaining balance of MISN loans.

Regulatory Capital

The Company's and the Bank's regulatory capital ratios exceeded the ratios required to be considered a "well capitalized" financial institution for regulatory purposes. The Tier I Leverage Ratios for the Company and the Bank were 10.38%, and 10.01%, respectively, at March 31, 2015, compared with the requirement of 5.00% to generally be considered a "well capitalized" financial institution. The Total Risk-Based Capital Ratios for the Company and the Bank were 14.36%, and 13.90%, respectively, at March 31, 2015, compared with the requirement of 10.00% to generally be considered a "well capitalized" financial institution. Basel III regulatory capital guidance became effective for the Company and the Bank on January 1, 2015. The Basel III framework incorporates a new regulatory measure called the Common Equity Tier 1 Capital Ratio. The Common Equity Tier 1 Capital Ratio for the Company and the Bank were 12.50%, and 12.65%, respectively, at March 31, 2015, above the current 6.5% level to generally be considered a "well capitalized" financial institution for regulatory purposes.

Conference Call

The Company will host a conference call to discuss the first quarter results at 8:00 a.m. PDT on May 1, 2015. Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 and entering the conference ID 21569777, or via on-demand webcast. A link to the webcast will be available on Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Report on Form 10-Q

The Company intends to file with the U.S. Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, on or before May 8, 2015. This report can be accessed at the U.S. Securities and Exchange Commission's website, www.sec.gov. Shortly after filing, it is also available free of charge at the Company's website, www.heritageoaksbancorp.com or by contacting the Company's Corporate Secretary.  By including the foregoing website addresses, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

About Heritage Oaks Bancorp

With $1.8 billion in assets, Heritage Oaks Bancorp is headquartered in Paso Robles, California and is the holding company for Heritage Oaks Bank. Heritage Oaks Bank operates two branch offices each in Paso Robles and San Luis Obispo; single branch offices in Atascadero, Templeton, Cambria, Morro Bay, Arroyo Grande, Santa Maria, Goleta and Santa Barbara; as well as a single loan production office in Ventura/Oxnard. Heritage Oaks Bank conducts commercial banking business in the counties of San Luis Obispo, Santa Barbara, and Ventura. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to, and shall not be deemed to incorporate by reference any material contained therein.

Forward Looking Statements

This press release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements. All statements other than statements of historical fact are "forward looking statements" for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as "will likely result," "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of these words and similar expressions are intended to help identify forward-looking statements. Forward looking statements are based on the Company's current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions, which expectations and assumptions could prove wrong. Forward looking statements are subject to a number of risks and uncertainties that could cause the Company's actual results to differ materially and adversely from those contemplated by the forward looking statements. The Company cautions you against relying on any of these forward looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward looking statements, include the following: continuing relative softness in the overall economy, including the California real estate market; the effect of the current low interest rate environment or changes in interest rates on our net interest margin; changes in the Company's business strategy or development plans; our ability to  attract and retain qualified employees; a failure or breach of our operational security systems or infrastructure or those of our customers, our third party vendors or other service providers, including as a result of a cyber-attack; environmental conditions, including the prolonged drought in California, natural disasters such as earthquakes, landslides, and wildfires that may disrupt business, impede operations, or negatively impact the ability of certain borrowers to repay their loans and/or the values of collateral securing loans; the possibility of an unfavorable ruling in a legal matter, and the potential impact that it may have on earnings, reputation, or the Bank's operations; and the possibility that any expansionary activities will be impeded while the FDIC's and CA DBO's joint Consent Order remains outstanding, and that we will be unable to comply with the requirements set forth in the Consent Order, which could result in restrictions on our operations.

Additional information on these risks and other factors that could affect operating results and financial condition are detailed in reports filed by the Company with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2014, filed by the Company with the U.S. Securities and Exchange Commission on March 6, 2015.

Forward looking statements speak only as of the date they are made, and the Company does not undertake to update forward looking statements to reflect circumstances or events that occur after the date the forward looking statements are made, whether as a result of new information, future developments or otherwise, and specifically disclaims any obligation to revise or update such forward looking statements for any reason, except as may be required by law.

Use of Non-GAAP Financial Information

The Company provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional non-GAAP measures used by management to assess operating results. Therefore, included at the end of the tables below are the following schedules: a schedule reconciling our GAAP net income to earnings before income taxes, provision for loan and lease losses, investment securities gains or losses, and merger, restructure, and integration related costs; a schedule reconciling book value to tangible common book value per share; a schedule adjusting non-interest expense to exclude merger, restructure and integration costs and expressing the adjusted noninterest expense as a percentage of average assets; and a schedule adjusting the efficiency ratio to exclude merger, restructure and integration costs.

Heritage Oaks Bancorp
Consolidated Balance Sheets
(unaudited)

	3/31/2015	12/31/2014	3/31/2014
	(dollars in thousands, except per share data)
Assets
Cash and due from banks	$ 14,743	$ 12,548	$ 11,000
Interest earning deposits in other banks	60,735	23,032	54,857
Total cash and cash equivalents	75,478	35,580	65,857

Investment securities available for sale, at fair value	364,498	355,580	347,977
Loans held for sale, at lower of cost or fair value	9,493	2,586	6,345
Gross loans	1,207,319	1,193,483	1,114,070
Net deferred loan fees	(1,221)	(1,445)	(1,426)
Allowance for loan and lease losses	(16,913)	(16,802)	(17,968)
Net loans held for investment	1,189,185	1,175,236	1,094,676
Premises and equipment, net	38,107	37,820	33,819
Premises held for sale	1,840	1,978	5,042
Deferred tax assets, net	22,508	24,920	32,398
Bank owned life insurance	24,871	24,711	24,220
Federal Home Loan Bank stock	7,853	7,853	6,912
Goodwill	24,885	24,885	24,608
Other intangible assets	5,085	5,347	6,238
Other assets	12,791	13,631	14,108
Total assets	$ 1,776,594	$ 1,710,127	$ 1,662,200

Liabilities
Deposits
Non-interest bearing deposits	$ 484,106	$ 461,479	$ 443,922
Interest bearing deposits	976,162	933,325	921,907
Total deposits	1,460,268	1,394,804	1,365,829
Short term FHLB borrowing	10,500	25,000	20,000
Long term FHLB borrowing	83,054	70,558	65,571
Junior subordinated debentures	13,286	13,233	13,071
Other liabilities	7,543	8,592	11,089
Total liabilities	1,574,651	1,512,187	1,475,560

Shareholders' equity
Preferred stock, 5,000,000 shares authorized:
Series C preferred stock, $3.25 per share stated value; issued and outstanding: 348,697 shares at March 31, 2015 and December 31, 2014, and 1,189,538 shares at March 31, 2014, respectively	1,056	1,056	3,604
Common stock, no par value; authorized: 100,000,000 shares; issued and outstanding: 33,950,518, 33,905,060 and 33,003,414 shares as of March 31, 2015, December 31, 2014, and March 31, 2014, respectively	164,271	164,196	161,876
Additional paid in capital	7,252	6,984	5,982
Retained earnings	27,128	24,772	16,954
Accumulated other comprehensive income / (loss)	2,236	932	(1,776)
Total shareholders' equity	201,943	197,940	186,640
Total liabilities and shareholders' equity	$ 1,776,594	$ 1,710,127	$ 1,662,200

Book value per common share	$ 5.92	$ 5.81	$ 5.55

Tangible book value per common share	$ 5.03	$ 4.92	$ 4.61

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended
	3/31/2015	12/31/2014	3/31/2014
	(dollars in thousands, except per share data)
Interest Income
Loans, including fees	$ 15,088	$ 15,011	$ 11,856
Investment securities	1,667	1,883	1,590
Other interest-earning assets	173	170	156
Total interest income	16,928	17,064	13,602
Interest Expense
Deposits	889	906	815
Other borrowings	541	432	336
Total interest expense	1,430	1,338	1,151
Net interest income before provision for loan and lease losses	15,498	15,726	12,451
Provision for loan and lease losses	--	--	--
Net interest income after provision for loan and lease losses	15,498	15,726	12,451
Non-Interest Income
Fees and service charges	1,207	1,355	1,135
Net gain on sale of mortgage loans	386	363	188
Other mortgage fee income	138	67	54
Gain (loss) on sale of investment securities	505	97	(2)
Other income	765	472	375
Total non-interest income	3,001	2,354	1,750
Non-Interest Expense
Salaries and employee benefits	6,259	5,355	5,617
Occupancy and equipment	1,587	1,587	1,465
Information technology	601	622	695
Professional services	1,406	1,191	733
Regulatory assessments	297	302	204
Sales and marketing	317	248	173
Foreclosed asset costs and write-downs	11	(3)	72
Provision for mortgage loan repurchases	(10)	100	--
Amortization of intangible assets	262	297	166
Merger, restructure and integration	32	405	7,115
Other expense	1,051	1,281	798
Total non-interest expense	11,813	11,385	17,038
Income (loss) before income taxes	6,686	6,695	(2,837)
Income tax expense (benefit)	2,617	2,343	(1,074)
Net income (loss)	4,069	4,352	(1,763)
Dividends and accretion on preferred stock	--	168	--
Net income (loss) available to common shareholders	$ 4,069	$ 4,184	$ (1,763)

Weighted Average Shares Outstanding
Basic	34,107,168	33,301,966	27,816,911
Diluted	34,266,482	33,433,813	27,816,911
Earnings Per Common Share
Basic	$ 0.12	$ 0.13	$ (0.06)
Diluted	$ 0.12	$ 0.13	$ (0.06)

Heritage Oaks Bancorp
Key Ratios

	For the Three Months Ended
	3/31/2015	12/31/2014	3/31/2014
Profitability / Performance Ratios
Net interest margin	3.92%	3.95%	3.98%
Return on average equity	8.26%	8.80%	-4.80%
Return on average common equity	8.30%	8.61%	-4.92%
Return on average tangible common equity	9.79%	10.20%	-5.74%
Return on average assets	0.95%	1.01%	-0.52%
Non-interest income to total net revenue	16.22%	13.02%	12.32%
Yield on interest earning assets	4.28%	4.29%	4.35%
Cost of interest bearing liabilities	0.54%	0.52%	0.54%
Cost of funds	0.38%	0.35%	0.39%
Operating efficiency ratio (1)	64.13%	61.67%	118.28%
Non-interest expense to average assets, annualized	2.75%	2.64%	5.07%

Asset Quality Ratios
Non-performing loans to total gross loans	0.98%	0.88%	0.89%
Non-performing loans to equity	5.87%	5.32%	5.32%
Non-performing assets to total assets	0.69%	0.62%	0.62%
Allowance for loan and lease losses to total gross loans	1.40%	1.41%	1.61%
Net recoveries to average loans outstanding, annualized	-0.04%	-0.01%	-0.05%
Classified assets to Tier I + ALLL	26.63%	28.03%	28.08%
30-89 Day Delinquency Rate	0.10%	0.01%	0.08%

Capital Ratios
Company
Common Equity Tier I Capital Ratio (2)	12.50%	N/A	N/A
Leverage ratio	10.38%	10.22%	11.64%
Tier I Risk-Based Capital Ratio	13.12%	13.13%	12.25%
Total Risk-Based Capital Ratio	14.36%	14.38%	13.50%
Bank
Common Equity Tier I Capital Ratio (2)	12.65%	N/A	N/A
Leverage ratio	10.01%	9.83%	11.25%
Tier I Risk-Based Capital Ratio	12.65%	12.63%	11.84%
Total Risk-Based Capital Ratio	13.90%	13.88%	13.10%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses on securities sales, other than temporary impairment losses, gains and losses on sale of OREO and other OREO related costs, gains and losses on sale of fixed assets, and the amortization of core deposit intangible assets.

(2) Common equity Tier I capital is a new regulatory capital measure pursuant to the implementation of Basel III on January 1, 2015.

Heritage Oaks Bancorp
Average Balances

	For The Three Months Ended
	3/31/2015			12/31/2014			3/31/2014
	Balance	Yield / Rate	Income / Expense	Balance	Yield / Rate	Income / Expense	Balance	Yield / Rate	Income / Expense
	(dollars in thousands)
Interest Earning Assets
Interest earning deposits in other banks	$ 47,209	0.18%	$ 21	$ 34,891	0.14%	$ 12	$ 39,716	0.12%	$ 12
Investment securities	353,122	1.91%	1,667	369,379	2.02%	1,883	298,709	2.16%	1,590
Other investments	9,839	6.27%	152	9,839	6.37%	158	7,378	7.91%	144
Loans (1)	1,195,265	5.12%	15,088	1,163,454	5.12%	15,011	921,598	5.22%	11,856
Total earning assets	1,605,435	4.28%	16,928	1,577,563	4.29%	17,064	1,267,400	4.35%	13,602
Allowance for loan and lease losses	(16,861)			(16,827)			(17,951)
Other assets	151,912			151,869			113,017
Total assets	$ 1,740,486			$ 1,712,605			$ 1,362,466

Interest Bearing Liabilities
Interest bearing demand	$ 115,928	0.11%	$ 31	$ 110,024	0.11%	$ 31	$ 90,883	0.11%	$ 24
Savings	94,557	0.10%	23	98,280	0.10%	25	61,016	0.10%	15
Money market	464,076	0.28%	318	452,495	0.28%	316	362,077	0.32%	284
Time deposits	278,645	0.75%	517	282,388	0.75%	534	246,826	0.81%	492
Total interest bearing deposits	953,206	0.38%	889	943,187	0.38%	906	760,802	0.43%	815
Federal funds purchased	--	0.00%	--	33	0.76%	--	--	0.00%	--
Federal Home Loan Bank borrowing	100,034	1.62%	400	73,386	1.57%	290	90,791	1.17%	261
Junior subordinated debentures	13,252	4.32%	141	13,200	4.27%	142	9,909	3.07%	75
Total borrowed funds	113,286	1.94%	541	86,619	1.98%	432	100,700	1.35%	336
Total interest bearing liabilities	1,066,492	0.54%	1,430	1,029,806	0.52%	1,338	861,502	0.54%	1,151
Non interest bearing demand	464,455			475,745			343,489
Total funding	1,530,947	0.38%	1,430	1,505,551	0.35%	1,338	1,204,991	0.39%	1,151
Other liabilities	9,732			10,816			8,433
Total liabilities	$ 1,540,679			$ 1,516,367			$ 1,213,424

Shareholders' Equity
Total shareholders' equity	199,807			196,238			149,042
Total liabilities and shareholders' equity	$ 1,740,486			$ 1,712,605			$ 1,362,466

Net interest margin		3.92%			3.95%			3.98%

Interest rate spread		3.74%	$ 15,498		3.77%	$ 15,726		3.81%	$ 12,451

Cost of deposits		0.25%			0.25%			0.30%

(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Loans and Deposits

	3/31/2015	12/31/2014	3/31/2014
	(dollars in thousands)
Loans
Real Estate Secured
Multi-family residential	$ 77,684	$ 78,645	$ 47,610
Residential 1 to 4 family	143,490	127,201	111,776
Home equity lines of credit	35,928	38,252	41,301
Commercial	575,536	588,472	580,990
Farmland	108,779	98,373	66,149
Land	20,619	20,167	27,908
Construction	27,001	24,493	22,731
Total real estate secured	989,037	975,603	898,465
Commercial
Commercial and industrial	146,912	154,787	146,710
Agriculture	64,150	55,101	57,632
Other	5	14	753
Total commercial	211,067	209,902	205,095
Installment	7,008	7,723	10,323
Overdrafts	207	255	187
Total loans held for investment	1,207,319	1,193,483	1,114,070
Deferred loan fees	(1,221)	(1,445)	(1,426)
Allowance for loan and lease losses	(16,913)	(16,802)	(17,968)
Total net loans held for investment	$ 1,189,185	$ 1,175,236	$ 1,094,676
Loans held for sale	$ 9,493	$ 2,586	$ 6,345

	3/31/2015	12/31/2014	3/31/2014
	(dollars in thousands)
Deposits
Non-interest bearing deposits	$ 484,106	$ 461,479	$ 443,922
Interest bearing deposits:
NOW accounts	118,094	108,757	108,604
Other savings deposits	95,027	95,619	94,627
Money market deposit accounts	490,986	449,110	422,728
Time deposits	272,055	279,839	295,948
Total deposits	$ 1,460,268	$ 1,394,804	$ 1,365,829

Heritage Oaks Bancorp
Allowance for Loan and Lease Losses, Non-Performing and Classified Assets

	For the Three Months Ended
	3/31/2015	12/31/2014	3/31/2014
	(dollars in thousands)
Allowance for Loan and Lease Losses
Balance, beginning of period	$ 16,802	$ 16,787	$ 17,859
Provision for loan and lease losses	--	--	--
Charge-offs:
Residential 1 to 4 family	--	--	92
Home equity line of credit	39
Commercial and industrial	--	107	--
Agriculture	--	1	--
Land	34	30	--
Installment	--	--	2
Total charge-offs	73	138	94
Recoveries of loans previously charged-off	184	153	203
Balance, end of period	$ 16,913	$ 16,802	$ 17,968

Net recoveries	$ (111)	$ (15)	$ (109)

	3/31/2015	12/31/2014	3/31/2014
	(dollars in thousands)
Non-Performing Assets
Loans on non-accrual status:
Residential 1 to 4 family	$ 645	$ 124	$ 105
Home equity line of credit	46	258	--
Commercial	2,052	2,085	485
Land	4,939	5,237	5,813
Commercial and industrial	3,495	2,102	2,786
Agriculture	627	686	727
Installment	43	43	21
Total non-accruing loans	11,847	10,535	9,937
Other real estate owned (OREO)	433	--	313
Total non-performing assets	$ 12,280	$ 10,535	$ 10,250

Note: Non-performing assets consisted solely of non-accruing loans as of the period ends presented above.

	3/31/2015	12/31/2014	3/31/2014
	(dollars in thousands)
Classified Assets
Loans	$ 51,139	$ 52,625	$ 47,819
Other real estate owned (OREO)	433	--	313
Non-investment grade securities	--	--	--
Total classified assets	$ 51,572	$ 52,625	$ 48,132

Classified assets to Tier I + ALLL	26.63%	28.03%	28.08%

Note: Classified assets consists of substandard and non-performing loans, OREO, non-investment grade securities, other repossessed assets, loans held for sale that were substandard and substandard letters of credit at the period ends presented above.

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

	Balance			Transfers	Returns to		Balance
	December 31,		Net	to Foreclosed	Accrual		March 31,
	2014	Additions	Paydowns	Collateral	Status	Charge-offs	2015
	(dollars in thousands)
Real Estate Secured
Residential 1 to 4 family	$ 124	$ 534	$ (13)	$ --	$ --	$ --	$ 645
Home equity line of credit	258	--	(112)	(61)	--	(39)	46
Commercial	2,085	--	(33)	--	--	--	2,052
Land	5,237	--	(85)	(44)	(135)	(34)	4,939
Commercial
Commercial and industrial	2,102	1,691	(155)	--	(143)	--	3,495
Agriculture	686	--	(59)	--	--	--	627
Installment	43	2	(2)	--	--	--	43
Total	$ 10,535	$ 2,227	$ (459)	$ (105)	$ (278)	$ (73)	$ 11,847

Heritage Oaks Bancorp
Quarter to Date OREO Reconciliation

	Balance		Balance
	December 31,		March 31,
	2014	Additions	2015
	(dollars in thousands)

Home equity line of credit	$ --	$ 61	$ 61
Commercial	--	328	328
Land	--	44	44
Total	$ --	$ 433	$ 433

Heritage Oaks Bancorp
Reconciliation of GAAP to Non-GAAP Financial Measure

	For the Three Months Ended
	3/31/2015	12/31/2014	3/31/2014
	(dollars in thousands)
GAAP net income	$ 4,069	$ 4,352	$ (1,763)
Adjusted for:
Income tax expense	2,617	2,343	(1,074)
(Gain) loss on sale of investment securities	(505)	(97)	2
Merger, restructure and integration	32	405	7,115
Non-GAAP earnings before income taxes, gains on investments, and merger, restructure and integration costs	$ 6,213	$ 7,003	$ 4,280

	3/31/2015	12/31/2014	3/31/2014
	(dollars in thousands)
Non-interest expense	$ 11,813	$ 11,385	$ 17,038
Less: Merger, restructure and integration	(32)	(405)	(7,115)
Adjusted non-interest expense	11,781	10,980	9,923
Total average assets	1,740,486	1,712,605	1,362,466
Annualization	4.0556	3.9674	4.0556
Non-interest expense to average assets less merger, restructure and integration costs	2.75%	2.54%	2.95%

	3/31/2015	12/31/2014	3/31/2014
	(dollars in thousands)
Non-interest expense	$ 11,813	$ 11,385	$ 17,038
Less: OREO related costs and writedowns	(11)	3	(72)
Less: Amortization of CDI	(262)	(297)	(166)
Less: Merger, restructure and integration	(32)	(405)	(7,115)
Adjusted non-interest expense	11,508	10,686	9,685
Net interest income	15,498	15,726	12,451
Non-interest income	3,001	2,354	1,750
Less: net (gains) losses	(505)	(97)	2
Operating efficiency less merger, restructure and integration costs	63.95%	59.42%	68.19%

	3/31/2015	12/31/2014	3/31/2014
	(dollars in thousands)
Total shareholders' equity	$ 201,943	$ 197,940	$ 186,640
Less: Series C Preferred Stock	(1,056)	(1,056)	(3,604)
Less: Intangibles	(29,970)	(30,232)	(30,846)
Tangible common equity	$ 170,917	$ 166,652	$ 152,190
Tangible common book value per share	$ 5.03	$ 4.92	$ 4.61

CONTACT: Simone Lagomarsino, President & Chief Executive Officer
         1222 Vine Street
         Paso Robles, California 93446
         805.369.5260
         slagomarsino@heritageoaksbank.com

         Lonny Robinson, Executive Vice President &
         Chief Financial Officer
         1222 Vine Street
         Paso Robles, California 93446
         805.369.5107
         lrobinson@heritageoaksbank.com